UNITED NATIONAL COMPLETES FARRINGTON ACQUISITION


Bridgewater, NJ -- February 28, 1997 -- United National Bancorp (NASDAQ-UNBJ), parent company of United National Bank, announced today that it has completed its acquisition of Farrington Bank of North Brunswick, New Jersey.
Farrington is a $62 million asset, single-office bank.

"We are extremely pleased to be expanding into the North Brunswick area," stated Thomas C. Gregor, chairman and chief executive officer of United National. "This acquisition enhances our presence in Middlesex County. In addition, the secured credit card and SBA lending programs acquired from Farrington will complement the strong credit card and SBA Preferred Lender programs we have at United National."

Under the terms of the agreement, each share of Farrington common stock will be exchanged for 0.7647 shares of United National. Additional information regarding the exchange of shares will be provided shortly to holders of Farrington shares.

United National is a $1 billion bank holding company whose principal subsidiary is United National Bank. The Bank operates 19 offices in New Jersey throughout Middlesex, Hunterdon, Somerset, Union and Warren counties. In addition to providing a complete range of personal and commercial banking products, United National also offers an array of financial services including trust, asset management and investment services.

Contact: media, Donald Reinhard, 908-429-2370 or investors, Donald Malwitz, 908-429-2405, both of United National.

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